News Release

FOR IMMEDIATE RELEASE	For: Contact:	Whitehall Jewellers, Inc. John R. Desjardins Executive Vice President, Chief Financial Officer 312/762-9751
WHITEHALL JEWELLERS, INC. RECOMMENDS SHAREHOLDERS
AWAIT THE COMPANY’S POSITION ON
NEWCASTLE’S REVISED TENDER OFFER

Chicago, Illinois, January 5, 2006 — Whitehall Jewellers, Inc. (OTC: JWLR.PK; the “Company”) today announced that it has been advised by Newcastle Partners, L.P. (“Newcastle”) that it does not have a firm commitment to fund its proposed tender offer and merger, but that it was revising its tender offer to $1.50 per share, including the conditions thereto such as the refinancing of or consent under the Company’s senior credit facility. The Board of Directors will disclose its position with respect to the revised tender offer and the reasons therefore following its review of the terms of Newcastle’s revised offer. In the meantime, the Company urges its stockholders to take no action with respect to Newcastle’s tender offer.
Whitehall’s Board of Directors had previously determined that it cannot consider any proposal that does not have a firm commitment for the refinancing, an agreement with the Company’s vendors for the payment of amounts owed to them and the necessary committed funds to close the transaction. The Company has engaged in numerous discussions with Newcastle about potential financing. Newcastle has failed to demonstrate its ability to refinance the Company’s outstanding debt and expected financing needs. The Company has repeatedly requested such information over the past month and most recently requested evidence of a binding commitment for the refinancing be provided no later than January 4, 2006. Instead, Newcastle chose to make yet another offer, first in a press release, still failing to address these fundamental issues.
Newcastle announced that its tender offer is still subject to the closing of a replacement senior credit facility and that it intends to honor the Company’s agreement with creditors. The Company notes that if the Prentice transaction does not close, then the vendor agreement terminates and the amounts outstanding under the Company’s current senior credit facility come due by its terms on January 31, 2006. As the Company disclosed in its proxy statement, unless it secures financing in the next several weeks, there is substantial doubt whether the Company will have sufficient capital to continue to operate its business as currently conducted. In such a case, the Company may be forced to pursue a restructuring under applicable bankruptcy law.

About Whitehall Jewellers
Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 387 stores in 38 states. The Company has announced that it intends to close a number of stores in the near term. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.
Safe Harbor Statement
This release contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the current beliefs of management of the Company as well as assumptions made by and information currently available to management including statements related to the markets for our products, general trends and trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “opinion” and similar expressions and their variants, as they relate to the Company or our management, may identify forward-looking statements. Such statements reflect our judgment as of the date of this release with respect to future events, the outcome of which is subject to certain risks, including the factors described below, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company undertakes no obligation to update forward-looking statements. The following factors, among others, may impact forward-looking statements contained in this release: (1) our ability to execute our business strategy and our continued net losses and declines in comparable store sales; (2) our ability to manage our liquidity and to obtain adequate financing on acceptable terms and the effect on us if an event of default were to occur under any of the Company’s financing arrangements; (3) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (4) reduced levels of mall traffic caused by economic or other factors; (5) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact our sales and gross margin; (6) the high degree of fourth quarter seasonality of our business and the impact on the Company’s sales, profitability and liquidity; (7) the extent and success of our merchandising, marketing and/or promotional programs; (8) personnel costs and the extent to which we are able to retain and attract key personnel and disruptions caused by the loss of key personnel; (9) the availability, terms and cost of consumer credit; (10) relationships with suppliers including the timely delivery to the Company of appropriate merchandise on acceptable payment, delivery and other terms; (11) our ability to maintain adequate information systems capacity and infrastructure; (12) our leverage and cost of funds and changes in interest rates that may increase financing costs; (13) developments relating to the Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement with Prentice Capital and Holtzman Opportunity Fund, including the impact of any adverse developments with respect to such agreements, that may require the Company to seek new financing, for which there can be no assurance of availability on acceptable terms or at all; (14) the lease termination and other expenses that we will incur in connection with closing stores and the revenues we achieve in the liquidation of their inventory and associated inventory valuation allowances taken; (15) our ability to maintain adequate loss prevention measures, especially in connection with stores expected to be closed; (16) fluctuations in raw material prices, including diamond, gem and gold prices; (17) the impact of current or future price reductions on margins and resultant valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part of the Company’s future merchandise presentation as well as alternative methods of disposition of this merchandise inventory and resulting valuation allowances taken; (18) developments relating to settlement of the consolidated Capital Factors actions, the non-prosecution agreement entered into with the United States Attorney’s Office, the SEC investigation, and shareholder and other civil litigation, including the impact of such developments on our results of operations and financial condition and relationship with our lenders or with our vendors; (19) regulation affecting the industry generally, including regulation of marketing practices; and (20) the risk factors identified from time to time in our filings with the SEC.